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                                                                    EXHIBIT 99.1

PRESS RELEASE

CONTACTS:
Kenneth W. Watson                                 Mary Ellen Goodall
Little Switzerland, Inc.                          Walter Denby
340/776-2010                                      D.F. King & Co., Inc.
                                                  212/269-5550


FOR IMMEDIATE RELEASE
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                LITTLE  SWITZERLAND NAMES ROBERT L. BAUMGARDNER
                -----------------------------------------------
                               PRESIDENT AND CEO
                               -----------------


     ST. THOMAS, U.S. VIRGIN ISLANDS, August 24, 1999 . . . Little Switzerland, Inc. (NASDAQ:LSVI), announced that Mr. Robert L. Baumgardner, 52, was named to the posts of President and CEO, effective August 17, 1999. Mr. Baumgardner has also been appointed as a Class I director, increasing the board to six members. Mr. Kenneth Watson, who had been serving as Acting President and CEO since April 1999, will remain a director of the Company.

     Before joining Little Switzerland, Mr. Baumgardner was Senior Vice President of Zale Corporation's Bailey Banks and Biddle Division in Dallas, where he oversaw retail operations generating over $245 million in revenue. Prior to his tenure with Zale Corporation, Mr. Baumgardner held senior management positions with Mayors of Coral Gables, Florida, and with Tiffany of New York. Mr. Baumgarder began his retail career in 1971 at Bailey Banks and Biddle, where as Vice President of Stores he was responsible for marked growth in sales and profitability throughout his territories, and was the recipient of numerous awards for sales management and human resource development.

     Prior to his retail career Mr. Baumgardner served in the United States Army, which awarded him the Vietnamese Distinguished Cross, the Army Commendation Medal for Valor, and the Purple Heart.

     Kenneth Watson praised Mr. Baumgardner, saying, "We are delighted that Bob has decided to bring his exceptional talents and breadth of retail experience to Little Switzerland."

     Little Switzerland, Inc. is a leading specialty retailer of brand name watches, jewelry, crystal, china, fragrances and accessories, operating 22 stores on eight Caribbean islands, and two stores in Alaska cruise ship destinations. The Company's primary market consists of vacationing tourists attracted by free-port pricing, duty-free allowances and a wide variety of high quality merchandise.